Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 866.974.7329 February 18, 2026

Marvell Technology, Inc.

1000 N. West Street, Suite 1200

Wilmington, Delaware 19801

Re:	Registration Statement on Form S-3ASR

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3ASR (the “Registration Statement”), filed by Marvell Technology, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) in connection with the registration pursuant to the Securities Act of 1933, as amended (the “Act”), and the prospectus supplement, dated February 18, 2026, filed with the Commission on February 18, 2026 pursuant to Rule 424(b) of the Act (the “Prospectus Supplement”) in connection with the offering of up to 2,116,573 shares of the Company’s common stock, par value $0.002 per share (the “Shares”), by the selling securityholders in connection with the acquisition by the Company of XConn Technologies Holdings, Ltd., pursuant to the agreement and plan of reorganization (the “Merger Agreement”).

We have examined instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed and (d) the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

Based on such examination and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any other jurisdiction, other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the above referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement, the Prospectus, any Prospectus Supplement, and in any amendment or supplement thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati P.C.